                                                                     EXHIBIT 3.1


                                    DELAWARE
                    RESTATED CERTIFICATE OF INCORPORATION OF
                           REQUISITE TECHNOLOGY, INC.


     Barbara J. Mowry hereby certifies that:

     1. The original name of this corporation is Requisite Technology, Inc. and the date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware is November 1, 1993.

     2. She is the duly elected and acting President of Requisite Technology, Inc., a Delaware corporation.

     3. The Certificate of Incorporation of this corporation is hereby amended and restated to read as follows:

                                       I.

     The name of the corporation is Requisite Technology, Inc. (the "CORPORATION" or the "COMPANY").

                                      II.

     The address of the registered office of the Corporation in the State of Delaware is:

          Incorporating Services, Ltd.
          15 East North Street
          City of Dover
          County of Kent
          State of Delaware, 19901

     The name of the Corporation's registered agent at said address is Incorporating Services, Ltd.

                                      III.

     The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

     A. This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is thirty-one million seven hundred eighty-two thousand five hundred eighty-three (31,782,583) shares, twenty million (20,000,000) shares of which shall be Common Stock (the "COMMON STOCK") and eleven million seven hundred eighty-two thousand five hundred eighty-three (11,782,583) shares of which shall be Preferred Stock (the "PREFERRED STOCK"). The Common Stock shall have a par value of One-Tenth of One Cent ($.001) per share and the Preferred Stock shall have a par value of One-Tenth of One Cent ($.001) per share.


                                       1.
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     B. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation (voting together on an as-if-converted basis).

     C. Three hundred thirty-seven thousand four hundred twenty (337,420) of the authorized shares of Preferred Stock are hereby designated "Series A Preferred Stock" (the "SERIES A PREFERRED"), three million one hundred thirty-two thousand five hundred thirty-five (3,132,535) of the authorized shares of Preferred Stock are hereby designated "Series B Preferred Stock" (the "SERIES B PREFERRED"), two million nine hundred fifty-four thousand seven hundred eighty-four (2,954,784) of the authorized shares of Preferred Stock are hereby designated "Series C Preferred Stock" (the "SERIES C PREFERRED"), two million one hundred sixty-six thousand six hundred sixty-seven (2,166,667) of the authorized shares of Preferred Stock are hereby designated "Series D Preferred Stock" (the "SERIES D PREFERRED"), and three million one hundred ninety-one thousand one hundred seventy-seven (3,191,177) of the authorized shares of Preferred Stock are hereby designated "Series E Preferred Stock" (the "SERIES E Preferred"). The Series A Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred and the Series E Preferred are hereinafter collectively referred to as the "SERIES PREFERRED."

     D. The rights, preferences, privileges, restrictions and other matters relating to the Series Preferred are as follows:

          1. DIVIDEND RIGHTS.

               a. Each holder of Series A Preferred, each holder of Series B Preferred, each holder of Series C Preferred, each holder of Series D Preferred, and each holder of Series E Preferred, in preference to the holders of any other stock of the Company ("JUNIOR STOCK"), shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of the "Original Issue Price" per annum on each outstanding share of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, and Series E Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares). The Original Issue Price of the Series A Preferred shall be One Dollar and Thirty-Five Cents ($1.35), the Original Issue Price of the Series B Preferred shall be One Dollar and Eighty-One Cents ($1.81), the Original Issue Price of the Series C Preferred shall be Two Dollars and Thirty Cents ($2.30), the Original Issue Price of the Series D Preferred shall be Three Dollars and Twenty-Seven Cents ($3.27), and the Original Issue Price of the Series E Preferred shall be Eight Dollars and Fifty Cents ($8.50). Such dividends shall be payable only when, as and if declared by the Board of Directors and shall be non-cumulative.

               b. So long as any shares of Series Preferred shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any Junior Stock, nor shall any shares of any Junior Stock of the Company be purchased, redeemed, or otherwise acquired for value by the Company (except for acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company or in exercise of the


                                       2.
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Company's right of first refusal upon a proposed transfer) until all dividends
(set forth in Section 1(a) above) on the Series Preferred shall have been paid or declared and set apart. In the event dividends are paid on any share of Common Stock, an additional dividend shall be paid with respect to all outstanding shares of Series Preferred in an amount equal per share (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock. The provisions of this Section 1(b) shall not, however, apply to (i) a dividend payable in Common Stock, (ii) the acquisition of shares of any Junior Stock in exchange for shares of any other Junior Stock, or (iii) any repurchase of any outstanding securities of the Company that is unanimously approved by the Company's Board of Directors.

          2. VOTING RIGHTS.

               a. GENERAL RIGHTS. Except as otherwise provided herein or as required by law, the Series Preferred shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Company and shall be voted equally with the shares of the Common Stock of the Company and not as a separate class, at any annual or special meeting of shareholders of the Company, and may act by written consent in the same manner as the Common Stock, in either case upon the following basis: each holder of shares of Series Preferred shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such holder's aggregate number of shares of Series Preferred are convertible (pursuant to Section 4 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.

               b. SEPARATE VOTE OF SERIES PREFERRED. For so long as at least 2,000,000 shares of Series Preferred or 300,000 shares of Series D Preferred (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Series Preferred) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least sixty percent (60%) of the outstanding Series Preferred shall be necessary for effecting or validating the following actions:

                    (i) Any amendment, alteration, or repeal of any provision of the Restated Certificate or the Bylaws of the Company (including any filing of a Certificate of Designation), that affects adversely the voting powers, preferences, or other special rights or privileges, qualifications, limitations, or restrictions of the Series Preferred; provided that no such amendment, alteration, or repeal that adversely affects the voting powers, preferences or other special rights or privileges, qualifications, limitations or restrictions of the Series A Preferred (but not the Series Preferred as an entire class) may be effected or validated without the vote or written consent of the holders of at least a majority of the outstanding shares of Series A Preferred; provided further, that no such amendment, alteration, or repeal that adversely affects the voting powers, preferences or other special rights or privileges, qualifications, limitations or restrictions of the Series B Preferred (but not the Series Preferred as an entire class) may be effected or validated without the vote or written consent of the holders of at least a majority of the outstanding shares of Series B Preferred; provided further, that no such amendment, alteration, or repeal that adversely affects the voting powers, preferences or other special rights or privileges, qualifications, limitations or restrictions of the Series C Preferred (but not the Series Preferred as an entire class) may be effected or validated without the vote or written consent of the holders of at least a majority of the outstanding shares of Series C Preferred;


                                       3.
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provided further, that no such amendment, alteration, or repeal that adversely affects the voting powers, preferences or other special rights or privileges, qualifications, limitations or restrictions of the Series D Preferred (but not the Series Preferred as an entire class) may be effected or validated without the vote or written consent of the holders of at least a majority of the outstanding shares of Series D Preferred; provided further, that no such amendment, alteration, or repeal that adversely affects the voting powers, preferences or other special rights or privileges, qualifications, limitations or restrictions of the Series E Preferred (but not the Series Preferred as an entire class) may be effected or validated without the vote or written consent of the holders of at least a majority of the outstanding shares of Series E Preferred;

                    (ii) Any increase or decrease (other than by redemption or conversion) in the authorized number of shares of Common Stock or Preferred Stock; provided that no such increase or decrease that adversely affects the Series E Preferred in a manner different than the other series of Preferred Stock, may be effected without obtaining the vote or written consent of holders of a majority of the outstanding shares of Series E Preferred, voting separately as a class; or any issuance of Series E Preferred not permitted to be made with the approval of the Board of Directors under Section 2.12 of the Company's Third Amended and Restated Investor Rights Agreement.

                    (iii) Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking on a parity with or senior to the Series Preferred in right of redemption, liquidation preference, voting or dividends or any increase in the authorized or designated number of any such new class or series;

                    (iv) Any redemption, repurchase, payment of dividends or other distributions with respect to Junior Stock (except for acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares at or below cost upon termination of services to the Company or in exercise of the Company's right of first refusal upon a proposed transfer);

                    (v) Any agreement by the Company or its stockholders regarding an Asset Transfer or Acquisition (each as defined in Section 3(c));

                    (vi) Any action that results in the payment or declaration of a dividend on any shares of Common Stock or Preferred Stock;

                    (vii) Any voluntary dissolution or liquidation of the Company; or

                    (viii) Any increase or decrease in the authorized number of members of the Company's Board of Directors; provided that no decrease which would result in the authorized number of members of the Company's Board of Directors being less than seven (7) may be effected or validated without the vote or written consent of the holders of at least a majority of the outstanding Series B Preferred and Series C Preferred, each voting together as a separate class.


                                       4.

               c. ELECTION OF BOARD OF DIRECTORS. For so long as the authorized size of the Company's Board of Directors is seven (7) or more, (i) the holders of Series B Preferred, voting as a separate class, shall be entitled to elect one (1) member of the Company's Board of Directors at each meeting or pursuant to each consent of the Company's stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director; (ii) the holders of Series C Preferred, voting as a separate class, shall be entitled to elect one (1) member of the Company's Board of Directors at each meeting or pursuant to each consent of the Company's stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director; (iii) the holders of Common Stock, voting as a separate class, shall be entitled to elect four (4) members of the Board of Directors at each meeting or pursuant to each consent of the Company's stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors; and (iv) the holders of Common Stock and Series Preferred, voting together as a class, shall be entitled to elect all remaining members of the Board of Directors. Notwithstanding anything herein to the contrary, the provisions of clause (i) above may not be amended without the vote or written consent of at least two-thirds in interest of the then outstanding Series B Preferred and the provisions of clause (ii) above may not be amended without the vote or written consent of at least two-thirds in interest of the then outstanding Series C Preferred.

          3. LIQUIDATION RIGHTS.

               a. Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Junior Stock, the holders of Series Preferred shall be entitled to be paid out of the assets of the Company an amount per share of Series Preferred equal to the Original Issue Price for such series of Series Preferred plus all declared and unpaid dividends on such shares of Series Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) for each share of Series Preferred held by them.

               b. After the payment of the full liquidation preference of the Series Preferred as set forth in Section 3(a) above, the assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock and Series Preferred on an as-if-converted to Common Stock basis until such time as (i) the holders of Series A Preferred, the Series B Preferred, Series C Preferred and Series D Preferred have received an amount per share of such series pursuant to Section 3(a) and this Section 3(b) equal to three (3) times the Original Issue Price for such series of Series Preferred and
(ii) the holders of Series E Preferred have received an amount per share of such series pursuant to Section 3(a) and this Section 3(b) equal to two (2) times the Original Issue Price for such series of Series Preferred (in each case, as adjusted for any stock, dividends, combinations, splits, recapitalizations and the like with respect to such shares). The remaining assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock.

               c. The following events shall be considered a liquidation under this Section:


                                       5.

                    (i) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, based on their holdings in the Company, own less than fifty percent (50%) of the Company's voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions in which in excess of fifty percent (50%) of the Company's voting power is transferred (an "ACQUISITION"); or

                    (ii) a sale, lease or other disposition of all or substantially all of the assets of the Company (an "ASSET TRANSFER").

               d. If, upon any liquidation, dissolution, or winding up, the assets of the Company shall be insufficient to make payment in full to all holders of Series Preferred of the liquidation preference set forth in Section 3(a), then such assets shall be distributed among the holders of Series Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

          4. CONVERSION RIGHTS.

               The holders of the Series Preferred shall have the following rights with respect to the conversion of the Series Preferred into shares of Common Stock (the "CONVERSION RIGHTS"):

               a. OPTIONAL CONVERSION. Subject to and in compliance with the provisions of this Section 4, any shares of Series Preferred may, at the option of the holder, be converted at any time into fully paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series Preferred shall be entitled upon conversion shall be the product obtained by multiplying the applicable "Conversion Rate" then in effect (determined as provided in Section 4(b)) by the number of shares of Series Preferred being converted.

               b. SERIES PREFERRED. The conversion rate in effect at any time for conversion of the Series A Preferred (the "SERIES A CONVERSION RATE") shall be the quotient obtained by dividing the Original Issue Price of the Series A Preferred by the "Series A Conversion Price," calculated as provided in Section 4(c). The conversion rate in effect at any time for conversion of the Series B Preferred (the "SERIES B CONVERSION RATE") shall be the quotient obtained by dividing the Original Issue Price of the Series B Preferred by the "Series B Conversion Price," calculated as provided in Section 4(c). The conversion rate in effect at any time for conversion of the Series C Preferred (the "SERIES C CONVERSION RATE") shall be the quotient obtained by dividing the Original Issue Price of the Series C Preferred by the "Series C Conversion Price," calculated as provided in Section 4(c). The conversion rate in effect at any time for conversion of the Series D Preferred (the "SERIES D CONVERSION RATE") shall be the quotient obtained by dividing the Original Issue Price of the Series D Preferred by the "Series D Conversion Price," calculated as provided in Section 4(c). The conversion rate in effect at any time for conversion of the Series E Preferred (the "SERIES E CONVERSION RATE") shall be the quotient obtained by dividing the Original Issue Price of the Series E Preferred by the "Series E Conversion Price," calculated as provided in Section 4(c).


                                       6.

               c. CONVERSION PRICE. The conversion price for the Series A Preferred shall initially be the Original Issue Price of the Series A Preferred (the "SERIES A CONVERSION PRICE"). The conversion price for the Series B Preferred shall initially be the Original Issue Price of the Series B Preferred (the "SERIES B CONVERSION Price"). The conversion price for the Series C Preferred shall initially be the Original Issue Price of the Series C Preferred (the "SERIES C CONVERSION PRICE"). The conversion price for the Series D Preferred shall initially be the Original Issue Price of the Series D Preferred (the "SERIES D CONVERSION PRICE"). The conversion price for the Series E Preferred shall initially be the Original Issue Price of the Series E Preferred (the "SERIES E CONVERSION PRICE"). Such initial Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price, and Series E Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price, and Series E Conversion Price herein shall mean the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price, and Series E Conversion Price as so adjusted. The Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price, and Series E Conversion Price shall collectively be referred to as the "CONVERSION PRICES," and each a "CONVERSION PRICE."

               d. MECHANICS OF CONVERSION. Each holder of Series Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series Preferred being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock's fair market value determined by the Board of Directors as of the date of such conversion), any declared and unpaid dividends on the shares of Series Preferred being converted. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

               e. ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If the Company shall at any time or from time to time after the date that the first share of Series E Preferred is issued (the "ORIGINAL ISSUE DATE") effect a subdivision of the outstanding Common Stock without a corresponding subdivision of the Preferred Stock, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Company shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Preferred Stock, the Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 4(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.


                                       7.

               f. ADJUSTMENT FOR COMMON STOCK DIVIDENDS AND DISTRIBUTIONS. If the Company at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction (1) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (2) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Section 4(f) to reflect the actual payment of such dividend or distribution.

               g. ADJUSTMENTS FOR OTHER DIVIDENDS AND DISTRIBUTIONS. If the Company at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company other than shares of Common Stock, in each such event provision shall be made so that the holders of the Series Preferred shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of other securities of the Company which they would have received had their Series Preferred been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4 with respect to the rights of the holders of the Series Preferred or with respect to such other securities by their terms.

               h. ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer as defined in Section 3(c) or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4), in any such event each holder of Series Preferred shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

               i. REORGANIZATIONS, MERGERS, CONSOLIDATIONS OR SALES OF ASSETS. If at any time or from time to time after the Original Issue Date, there is a capital reorganization of the Common Stock (other than an Acquisition or Asset Transfer as defined in Section 3(c) or a


                                       8.

recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 4) as a part of such capital reorganization, provision shall be made so that the holders of the Series Preferred shall thereafter be entitled to receive upon conversion of the Series Preferred the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Series Preferred after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Series Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

               j. CERTIFICATE OF ADJUSTMENT. In each case of an adjustment or readjustment of the Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series Preferred, if the Series Preferred is then convertible pursuant to this Section 4, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series Preferred at the holder's address as shown in the Company's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (1) Conversion Price at the time in effect and (2) the type and amount, if any, of other property which at the time would be received upon conversion of the Series Preferred.

               k. NOTICES OF RECORD DATE. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 3(c)) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section 3(c)), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series Preferred at least twenty (20) days prior to the record date specified therein a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2)the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (3) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

               l. AUTOMATIC CONVERSION.

                    (i) Each share of Series Preferred shall automatically be converted into shares of Common Stock, based on the then-effective Conversion Price, (A) at


                                       9.

any time upon the affirmative election of the holders of at least sixty percent (60%) of the outstanding shares of the Series Preferred, or (B) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which (i) the per share price is at least $12.00 per share ( as adjusted for stock splits, recapitalizations and the like), and (ii) the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least $20,000,000. Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

                    (ii) Upon the occurrence of the event specified in paragraph
(i) above, the outstanding shares of Series Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series Preferred are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series Preferred, the holders of Series Preferred shall surrender the certificates representing such shares (or such reasonable agreement in the case of lost, stolen or destroyed certificates) at the office of the Company or any transfer agent for the Series Preferred. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series Preferred surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

               m. FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of Series Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined by the Board) on the date of conversion.

               n. RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Preferred, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.


                                      10.

               o. NOTICES. Any notice required by the provisions of this Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

               p. PAYMENT OF TAXES. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series Preferred so converted were registered.

               q. NO DILUTION OR IMPAIRMENT. Without the consent of the holders of then outstanding Series Preferred as required under Section 2(b), the Company shall not amend its Restated Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or take any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series Preferred against dilution or other impairment, as provided herein.

          5. NO REISSUANCE OF SERIES PREFERRED. No share or shares of Series Preferred acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued.

          6. NO PREEMPTIVE RIGHTS. Stockholders shall have no preemptive rights except as granted by the Company pursuant to written agreements.

                                      IV.

     A. A director of the corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.


                                      11.

     B. Any repeal or modification of this Article IV shall only be prospective and shall not effect the rights under this Article IV in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

                                       V.

     For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

     A. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. Subject to the provisions of Article III, Paragraph D, Section 2, the number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the Bylaws.

     B. Subject to the provisions of this Restated Certificate of Incorporation, the Board of Directors may from time to time make, amend, supplement or repeal the Bylaws; provided, however, that the stockholders may change or repeal any Bylaw adopted by the Board of Directors by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation; and, provided further, that no amendment or supplement to the Bylaws adopted by the Board of Directors shall vary or conflict with any amendment or supplement thus adopted by the stockholders.

     C. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

                                      VI.

     Subject to the provisions of Article III, Paragraph D, Section 2, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this right.

                                     * * * *

     A. This Restated Certificate of Incorporation has been duly approved by the Board of Directors of this Corporation.

     B. This Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware by the Board of Directors and the stockholders of the Corporation. The total number of outstanding shares entitled to vote or act by written consent was 2,974,644 shares of Common Stock, 189,630 shares of Series A Preferred, 3,118,785 shares of Series B Preferred, 2,946,088 shares of Series C Preferred, and 2,166,667 shares of Series D Preferred. A majority of the outstanding shares of (i) Common Stock and Preferred Stock, voting together as a separate class, (ii) Common Stock, voting together as a separate class, (iii) Series A Preferred, Series B Preferred, Series C Preferred, and Series D Preferred, voting together as a separate class,


                                      12.

(iv) Series A Preferred, voting together as a separate class, and (v) Series B Preferred voting together as a separate class, approved this Restated Certificate of Incorporation by written consent in accordance with Section 228 of the General Corporation Law of the State of Delaware.


                                      13.

     IN WITNESS WHEREOF, Requisite Technology, Inc. has caused this Restated Certificate of Incorporation to be signed by its President in Boulder, Colorado this 13th day of September, 1999.

                                       REQUISITE TECHNOLOGY, INC.



                                       By: /s/ BARBARA J. MOWRY
                                          --------------------------------------
                                          Barbara J. Mowry
                                          President and Chief Executive Officer